Exhibit 99.1

Validus Holdings, Ltd. Bermuda Commercial Bank Building 19 Par-la-Ville Road Hamilton, HM 11 Bermuda

February 12, 2008	Mailing Address:
Suite 1790 48 Par-la-Ville Road Hamilton, HM 11 Bermuda

Telephone: (441) 278-9000 Facsimile: (441) 278-9090 Website: www.validusre.bm
ADDITIONAL DISCLOSURE ON THE VALIDUS HOLDINGS, LTD. (“VALIDUS”)
CONSOLIDATED INVESTMENT PORTFOLIO (THE “PORTFOLIO”)
As of December 31, 2007, the Portfolio which includes cash and short-term investments had a market value of $3,106.7 million. Validus is providing the following additional disclosure on the composition of its Portfolio in response to the recent volatility in the global credit markets.
Validus Mortgage-Backed And Asset-Backed Securities Portfolio

Market Values (in USD MM) as of December 31, 2007

	RATING
	Gov’t	AAA	AA	A	BBB	BB	B	Other	Total
Mortgage-Backed Securities
Residential Mortgage-Backed GNMA	13.5	—	—	—	—	—	—	—	13.5
FNMA	205.9	—	—	—	—	—	—	—	205.9
Freddie Mac	202.3	—	—	—	—	—	—	—	202.3

Total Agency RMBS	421.7	—	—	—	—	—	—	—	421.7
Non-Agency RMBS	—	302.0	—	—	—	—	—	—	302.0

Total Residential Mortgage-Backed	421.7	302.0	—	—	—	—	—	—	723.7
Commercial Mortgage-Backed	—	158.5	—	—	—	—	—	—	158.5

Total Mortgage-Backed Securities	421.7	460.5	—	—	—	—	—	—	882.2
Asset-Backed Securities
Sub Prime	—	22.8	—	—	—	—	—	—	22.8
Credit Cards	—	33.0	—	—	—	—	—	—	33.0
Autos	—	127.8	—	—	—	—	—	—	127.8
Other	—	8.2	—	—	—	—	—	—	8.2

Total Asset-Backed Securities	—	191.8	—	—	—	—	—	—	191.8

Total Asset-Backed and Mortgage-Backed Securities									1,074.0

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Residential Mortgage Backed Securities (“RMBS”) (23.2% of total cash and investments*)
GSE RMBS (13.6%)
The Portfolio contains $421.7 million in GSE residential mortgage-backed securities.
Validus’ GSE RMBS allocation has a weighted-average effective duration of 2.1 years, a market price of 101.7 and corresponding yield of 5.15%, a book yield of 5.46% and an unrealized gain of approximately $4.3 million.
Non-Agency RMBS -— Prime (5.1%)
The Portfolio’s $158.6 million prime non-Agency RMBS allocation consists entirely of AAA rated securities. 58% of Validus’ prime non-Agency allocation consists of securities whose loans were originated in 2005 and prior; 25% of the prime RMBS allocation was issued in 2006. The allocation has a weighted average current credit enhancement of 7.2%, which continues to increase as the securities pay down. The allocation has a weighted-average FICO score of 740 and a loan-to-value ratio of 65.9%.
Validus’ overall prime non-agency allocation has a weighted-average effective duration of 2.0 years; a market price of 98.4 and corresponding yield of 5.79%; an equivalent weighted-average book yield of 5.83%; and an unrealized gain of approximately $863,000.
Non-Agency RMBS -— Alt-A (4.6%)
The Portfolio’s $143.4 million Alt-A non-Agency RMBS allocation consists entirely of AAA rated securities. 45% of Validus’ Alt-A non-Agency allocation consists of securities whose loans were originated in 2006 and prior. The allocation has a weighted average current credit enhancement of 25.7%, which continues to increase as the securities pay down. The allocation has a high weighted-average FICO score of 711 and a loan-to-value ratio of 76.6%.
Validus’ overall Alt-A non-agency allocation has a weighted-average effective duration of 1.3 years; a market price of 96.10 and corresponding yield of 8.08%; a book yield of 6.02%; and an unrealized loss of approximately $4.3 million.
ABS (6.2% of total cash and investments *)
Auto & Credit Card ABS — Non-Sub Prime (5.4%)
The Portfolio’s $169.0 million allocation to auto- and credit card-backed ABS consists entirely of AAA rated securities. 69% of Validus’ auto- and credit card-backed allocation consists of securities whose loans were originated in 2006 and prior.
Validus’ overall auto- and credit card-backed allocation has a weighted-average effective duration of 0.8 years; a market price of 100.20 and corresponding yield of 4.99%; a book yield of 5.30%; and an unrealized gain of approximately $378,000.
Home Equity ABS — Sub Prime (0.7%)
The Portfolio’s $22.8 million sub prime HEL ABS allocation consists entirely of AAA rated securities. 71% of Validus’ sub prime allocation consists of securities issued in 2006 and prior. The allocation has a weighted-average current credit enhancement of 33.3% and very short weighted-average life of 1.1 years. The credit enhancement will continue to increase as the securities pay down. The securities have a weighted-average FICO score of 632 and a loan-to-value ratio of 79.5%.
Validus’ overall home equity-backed ABS allocation has a weighted-average effective duration of 0.2 years; a market price of 98.57 and corresponding yield of 8.31%; a book yield of 5.09%; and an unrealized loss of approximately $339,000.
*Total cash and investments at 12/31/07 (MMs) = $3,106.7

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CMBS (5.1% of total cash and investments *)
The Portfolio’s $158.5 million CMBS allocation is well-diversified and consists solely of AAA rated stable, seasoned deals that have collateral with transparent histories. 81% of Validus’ CMBS allocation consists of securities issued in 2003 and prior; 7% of the portfolio’s allocation was issued in 2005 and 2006. The allocation has a weighted average current credit enhancement of 28.7%, which continues to increase as the securities pay down. The average loan-to-value ratio is 68.2% and the debt service coverage ratio in excess of 1.53.
Validus’ overall CMBS allocation has a weighted-average effective duration of 2.3 years; a market price of 101.41 and corresponding yield of 5.18%; a book yield of 5.26%; and an unrealized gain of approximately $1.3 million.
Validus Analysis of Exposure To Financial Guarantors
As of December 31, 2007, the Portfolio has approximately $15.3 million of insurance enhanced asset backed securities (“Insured Investments”) that have no underlying credit ratings. Detail by insurer for the Insured Investments is as follows:

	Market Value	% of Cash and
Insurer	($MMs)	Investments*
FSA	$9.1	0.30%
AMBAC	3.6	0.11%
MBIA	2.6	0.08%

	$15.3	0.49%

*Total cash and investments at 12/31/07 (MMs) = $3,106.7

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The following table presents the Portfolio by rating category at December 31, 2007, with the Insured Investments shown at the then applicable rating or at the underlying rating without giving effect to insurance enhancement:

Uninsured Investments (A)			Insured Investments (B)			Underlying Ratings of Insured Investments (C)			Total Investments (with Insured Ratings) (A) + (B)			Total Investments (with Underlying Ratings) (A) + (C)

		Market		Market	Market		Market	Market		Market	Market		Market	Market
Rating	Market Value	Value (%)	Rating	Value	Value (%)	Rating	Value	Value (%)	Rating	Value	Value (%)	Rating	Value	Value (%)

AAA	$2,014.2	84.2%	AAA[1]	$15.3	100.0%	AAA	—	0.0%	AAA	$2,029.5	84.2%	AAA	$2,014.2	83.6%
AA+	37.5	1.6%	AA+	—	0.0%	AA+	—	0.0%	AA+	37.5	1.6%	AA+	37.5	1.6%
AA	51.1	2.1%	AA	—	0.0%	AA	—	0.0%	AA	51.1	2.1%	AA	51.1	2.1%
AA-	96.6	4.0%	AA-	—	0.0%	AA-	—	0.0%	AA-	96.6	4.0%	AA-	96.6	4.0%
A+	88.2	3.7%	A+	—	0.0%	A+	—	0.0%	A+	88.2	3.7%	A+	88.2	3.7%
A	70.7	2.9%	A	—	0.0%	A	—	0.0%	A	70.7	2.9%	A	70.7	2.9%
A-	29.9	1.2%	A-	—	0.0%	A-	—	0.0%	A-	29.9	1.2%	A-	29.9	1.2%
BBB+	7.9	0.3%	BBB+	—	0.0%	BBB+	—	0.0%	BBB+	7.9	0.3%	BBB+	7.9	0.3%
NR	—	0.0%	NR	—	0.0%	NR [2]	15.3	100.0%	NR	—	0.0%	NR [2]	15.3	0.6%

Sub-total	$2,396.1	100.0%		$15.3	100.0%		15.3	100.0%		$2,411.4	100.0%		$2,411.4	100.0%

Cash & Short-term investments										695.3			695.3

Total cash and investments										$3,106.7			$3,106.7

[1] Includes insured investments without underlying ratings.

[2] The insured investments have no underlying ratings.

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